EXHIBIT 5.1

[LETTERHEAD OF PARKER POE ADAMS & BERNSTEIN LLP]

May 31, 2013

The Cato Corporation

8100 Denmark Road

Charlotte, North Carolina 28273-5975

Re:       Registration Statement on Form S-8 Relating to 1,500,000 Shares of Common Stock Reserved for Issuance under The Cato Corporation 2013 Incentive Compensation Plan

Gentlemen:

We have acted as counsel to The Cato Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,500,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.03 1/3 per share (the “Common Stock”), issuable under The Cato Corporation 2013 Incentive Compensation Plan (the “Plan”).

In rendering the opinions set forth herein, we have reviewed:

(1)               the Registration Statement;

(2)               the Plan;

(3)               the Articles of Incorporation of the Company, as amended to date;

(4)               the Bylaws of the Company, as amended to date;

(5)               the Certificate of Existence of the Company, dated as of May 24, 2013;

(6)               the minutes of the February 28, 2013 meeting of the Compensation Committee of the Board of Directors;

(7)               the minutes of the February 28, 2013 meeting of the Board of Directors; and

(8)               the Company’s form of Common Stock certificate.

We have also reviewed such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company without investigation or analysis of any underlying data contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina and the Delaware General Corporation Law, and no opinion is expressed herein as to the laws of any other jurisdiction.  Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “Blue Sky” laws.  In addition, we express no opinion concerning any other laws, except those laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the issuance of Common Stock under the Plan or both.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that (i) the Shares are duly authorized and (ii) subject to the Registration Statement becoming effective under the Securities Act, compliance with any applicable Blue Sky laws and the issuance of the Shares in accordance with the Plan, the Shares, when issued, will be validly issued, fully paid and non-assessable.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We understand that we may be referred to as counsel who has passed upon the legality of the Shares on behalf of the Company in the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto.  The filing of this consent shall not be deemed an admission that we are an expert within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP